Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD PRIME ANNOUNCES CORPORATE GOVERNANCE

ENHANCEMENTS & APPOINTMENT OF NEW INDEPENDENT DIRECTOR

DALLAS, August 9, 2016 — Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that the Company’s Board of Directors has taken a series of actions, in response to the Board’s on-going dialogue with Company shareholders, which are intended to enhance the Company’s corporate governance and improve its QuickScore.  The enhanced governance measures, which were unanimously approved by the Board of Directors, include:

•                  Adoption of a majority voting standard for uncontested director elections and a  plurality voting standard in contested director elections;

•                  Separate the roles of Chairman and CEO;

•                  Prohibit share recycling with respect to share forfeitures, stock options and stock appreciation rights under the Company’s stock plan by executives and directors;

•                  Implementation of a mandatory equity award retention period for executives and directors;

•                  Adoption of a proxy access resolution which would enable a shareholder, or a group of not more than 20 shareholders, who have continuously owned 3% or more of the Company’s common stock for a minimum of 3 years to include nominees in its proxy materials for the greater of two or 20% of the Board; and

•                  Addition of two independent directors to the Board.  As part of this initiative, the Company is pleased to announce that Ken Fearn has joined the Board of Directors, bringing the total number of directors to eight and the total independent directors to six.

Kenneth H. Fearn is Founder and Managing Partner of Integrated Capital LLC, a private equity real estate firm with a focus on hospitality assets in markets across the United States. Prior to founding Integrated Capital, Mr. Fearn was Managing Director and Chief Financial Officer of Maritz, Wolff & Co., a private equity firm engaged in real estate acquisition and development. Maritz, Wolff managed three private equity investment funds totaling $500 million focused on acquiring luxury hotels and resorts. Prior to Maritz, Wolff, he was with McKinsey & Company, a strategy management consulting firm in Los Angeles, where he worked with Fortune 200 companies to address issues of profitability and develop business strategies. Prior to McKinsey & Company, he worked at JP Morgan & Company, where he was involved with corporate merger and acquisition assignments. Mr. Fearn received a Bachelor of Arts in Political Science from the University of California, Berkeley and a Master of Business Administration from the Harvard University Graduate School of Business.

Mr. Fearn has served on the Marriott International Owner Advisory Board since 2006 and is an Entrepreneur in Residence at the Leland C. and Mary M. Pillsbury Institute for Hospitality Entrepreneurship at Cornell University.  He also previously served as Chairman of the Board of Commissioners of the Community Redevelopment Agency of the City of Los Angeles as well as the Board of Directors of the Los Angeles Area Chamber of Commerce, where he was a member of the Executive Committee and the Finance Committee from 2005-2014.

Mr. Fearn brings over 21 years of real estate and hospitality experience to our board of directors. During his career at Maritz, Wolff & Co. and later Integrated Capital, he was involved in the acquisition of approximately $2 billion in hospitality assets and secured in excess of $2.5 billion in debt financing. His extensive contacts in the hospitality and commercial real estate lending industries will be beneficial in his service on our board of directors.

The Board is also still in the process of identifying a CEO candidate and has engaged an executive search firm to assist with that effort.  Since the announcement in May regarding the addition of two independent directors, the Nominating and Corporate Governance Committee of the Board has conducted an extensive search, diligence, and interviewed multiple director candidates.  The Committee will continue its search for another independent director.

“Over the past several months, the Board of Directors as well as management spent considerable time engaging with shareholders and received many thoughtful comments concerning Ashford Prime and we value their input,” said Monty J. Bennett, Ashford Prime’s Chairman and Chief Executive Officer.  “We believe that these enhancements further reflect our commitment to strong corporate governance and to being responsive to the views of our shareholders.”

Additional information concerning Ashford Prime’s corporate governance guidelines, including the enhancements announced today, will be available on the Company’s website and in a Form 8-K to be filed with the Securities and Exchange Commission.

Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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